Industry Canada                               Industrie Canada

      Certificate                                   Certificat
      of Amendment                                  de modification

      Canada Business                               Loi canadienne sur
      Corporations Act                              les societes par actions


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E*COMNETRIX INC.                                            377885-1
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Name of corporation-Denomination de la socidte

I hereby certify that the articles of the above-named corporation were amended:

a) under section 13 of the Canada Business Corporations Act in
   accordance with the attached notice;                           [ ]

b) under section 27 of the Canada Business Corporations Act as set out in the attached articles of amendment designating a
   series of shares;                                              [ ]

c) under section 179 of the Canada Business Corporations Act as
   set out in the attached articles of amendment;                 [ ]

d) under section 191 of the Canada Business Corporations Act as
   set out in the attached articles of reorganization;            [ ]



Director - Directeur                        July 10, 2001 / le 10 juillet 2001
                                             Date of Amendment -
                                             Date de modification


141 Industry Canada  Industrle Canada
                                                 FORM 4               FORMULE 4
Canada Business Loi canadienne sur fes  ARTICLES OF AMENDMENT   CLAUSES MODIFICATRICES
Corporations Act societas par actions      (SECTION 27 OR 177)   (ARTICLES 27 OU 177)

Name of the Corporation - Dbnomination                          2 - Corporation
                          socials de la sociatd
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   E*COMNETRIX INC.                                                 377885-1
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3 - The articles of the above-named       Les Mathis de la soclatd
corporation are amended as follows:       mantlonn6e ciodessus Sant madifids
                                          de la fapon suivante :



     Article 3 of the Articles of Continuance of the Corporation has been amended and replaced in its entirety by the new Article 3 set out below, by special resolutions passed by the shareholders of the Corporation on June 22, 2001.



     Article 3 -

          3- The classes and any maximum number of shares that the corporation is authorized to issue.


     An unlimited number of Common Shares and 10,000,000 Class A preferred shares without par value, with the preferences, rights, conditions, restrictions, limitations and prohibitions set out on Schedule "A" attached hereto and 20,000,000 Class B preferred shares without par value, with the preferences, rights, conditions, restrictions, limitations and prohibitions set out on Schedule "A" attached hereto.

--------------------------------------------------------------------------------

July 5, 2001              /s/ Mark Smith                Director/President

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                                  SCHEDULE "A"

                          TO THE ARTICLES OF AMENDMENT
                         TO THE ARTICLES OF CONTINUANCE
                                       OF
                                E*Comnetrix Inc.

The authorized capital of E*Comnetrix Inc. (the "Corporation") consists of:

1.   an unlimited number of Common Shares;

     10,000,000 Class A preferred shares without par value; and 3.

     20,000,000 Class B preferred shares without par value. Common Shares

The holders of Common Shares are entitled:

(a) to vote at all meetings of shareholders except meetings at which only holders of a specified class of shares are entitled to vote;

(b) subject to the rights and privileges attaching to the Class A preferred shares and Class B preferred shares, to receive the remaining property of the Corporation upon dissolution; and

(c) subject to the rights and privileges attaching to the Class A preferred shares and Class B preferred shares, to receive dividends as and when declared by the board of directors of the Corporation.


Class A Preferred Shares

The Class A preferred shares shall have the following special rights and restrictions attaching to them:

1. The holders of the Class A preferred shares shall not be entitled to receive notice of or attend any meetings of the members of the Company and shall not be entitled to vote at any meetings of the members of the Company (except meetings of the holders of Class A preferred shares as a class meeting).

2. The Class A preferred shares shall, with respect to priority in payment of dividends, be entitled to preference over the common shares of the Company.

3. In the event of the liquidation, dissolution or winding-up of the Company or any other distribution of assets of the Company among its members, the holders of the Class A preferred shares shall be entitled to receive, in preference and priority to the holders of common shares of the Company, on a pro rata basis, the paid up capital on the Class A preferred shares together with all dividends (if any) accrued thereon and remaining unpaid. Thereafter the holders of the Class A preferred shares shall not be entitled to share in any further distribution of the assets of the Company, and the assets of the Company shall be distributed on a pro rata basis among the holders of the common shares of the Company. 2


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                                       2

4. The Class A preferred shares may be converted into common shares in the capital of the Company at the option of the holder of a Class A preferred share on the basis of one Class A preferred share for one common share.


5. The conversion right on the Class A preferred shares may be exercised by notice in writing delivered to the Company accompanied by the certificate or certificates representing the Class A preferred shares in respect of which the holder thereof desires to exercise such right of conversion. The conversion notice shall be signed by the person registered on the books of the Company as the holder of the Class A preferred shares in respect of which such right is being exercised or by the holder's duly authorized attorney, and the conversion notice shall specify the number of Class A preferred shares which the holder desires to have converted.

6. Upon the Company receiving a conversion notice, the Company will instruct its transfer agent to issue a certificate to the holder representing the number of common shares which the Class A preferred shares are convertible into, registered in the name of the holder or such other name as the holder may direct in writing, provided that the holder shall pay any applicable transfer taxes. In the event that less than all the Class A preferred shares represented by the certificate accompanying the conversion notice are to be converted, the holder shall be entitled to receive, at the expense of the Company, a new certificate representing the Class A preferred shares which are not to be converted.

7. The holders of any Class A preferred shares at the close of business on the record date for any dividends payable on the Class A preferred shares shall be entitled to dividends notwithstanding that such shares are converted into common shares after the record date and before the payment date of the dividends.

8. In the event of any subdivision, reclassification or change of the common shares at any time while the Class A preferred shares are outstanding into a greater number or different class of shares, the holders of Class A preferred shares who exercise the conversion right at any time after the subdivision, reclassification or change shall be entitled to an additional number or different class of shares as would have resulted from the subdivision, reclassification or change if the right of conversion had been exercised prior to the date of the subdivision, reclassification or change.

9. In the event of a consolidation, reclassification or change of the common shares at any time while the Class A preferred shares are outstanding into a lesser number or different class of shares, the holders of Class A preferred shares who exercise the conversion right at any time after the consolidation, reclassification or change shall be entitled to a lesser number or different class of shares as would have resulted from the consolidation, reclassification or change if the right of conversion had been exercised prior to the date of the consolidation, reclassification or change.

10. The Company shall not issue fractional shares upon any conversion and the number of common shares to be issued upon conversion shall be increased to the nearest whole number,

11. All shares resulting from a conversion of Class A preferred shares into common shares shall be fully paid and non-assessable.

12. Nothing herein contained shall affect or restrict the right of the Company to issue its common shares from time to time.



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                                       3


Class B Preferred Shares

     The Class B preferred shares shall have the following special rights and restrictions attaching to them:

(a) One or More Series. The directors may issue Class B preferred shares in one or more Series;


(b) Creation or Deletion of Series. The directors may alter by resolution the Articles of the Corporation or, if applicable, the By-Laws of the Corporation to fix or change the number of shares in, and to determine the designation, rights, privileges, restrictions and conditions attaching to the shares of, each Series of Class B preferred shares;

(c) Voting. The directors may confer on the holders of any Series of Class B preferred shares the right to notice of or to be present or to vote, either in person or by proxy, at any general meeting of the shareholders of the Corporation in addition to at any separate meeting of the holders of the Class B preferred shares, or of the holders of shares of a Series of the CIass B preferred shares, as the case may be;

(d) Dividends. The special rights or restrictions which the directors may create, define or attach to any Series of Class B preferred shares may allow the directors to declare dividends with respect to the common shares only or any Series of Class A preferred shares or with respect to any Series of Class B preferred shares only or with respect to any combination of two or more such classes or Series of classes;

(e) If Series Entitled to Cumulative Dividend. Where the Class B preferred shares or one or more Series of Class B preferred shares are entitled to cumulative dividends, and where cumulative dividends in respect of the Class B preferred shares or a Series of Class B preferred shares are not paid in full, the shares of all Series of Class B preferred shares entitled to cumulative dividends shall participate rateably in respect of accumulated dividends in accordance with the amounts that would be payable on those shares if all the accumulated dividends were paid in full;

(f) All Series of Class B preferred shares Participate Rateably on Winding-Up. Where amounts payable on a winding-up are not paid in full or on the occurrence of any other event where the holders of the shares of all Series of Class B preferred shares are entitled to a return of capital but are not paid in full, the shares of all Series of Class B preferred shares shall participate rateably in a return of capital in respect of Class B preferred shares in accordance with the amounts that would be payable on the return of capital if all amounts so payable were paid in full;


(g) No Priority. No special rights or restrictions attached to a Series of Class B preferred shares shall confer on the Series priority over another Series of Class B preferred shares then outstanding respecting:

     (i)  dividends, or

     (2)  a return of capital:

               A.   on winding-up, or

                                       x
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                                       4

               B. on the occurrence of another event that would result in the holders of all Series of Class B preferred shares being entitled to a return of capital;

               (h) Special Rights and Restrictions of Issued Series. A directors' resolution pursuant to paragraph (b) above must be passed before the issue of shares of the Series to which the resolution relates, and after the issue of shares of that Series the number of shares in, the designation of, and the special rights and restrictions attached to that Series may be added to, altered, varied or abrogated only pursuant to the Canada Business Corporations Act, and the directors shall send to the Director articles of amendment in the prescribed form; and

               (i) Priority on Liquidation. Except as provided herein, in the event of the liquidation, dissolution or winding-up of the Corporation or any distribution of its assets for the purpose of winding-up its affairs, after the payment of dividends declared but unpaid, the holders of the Class B preferred shares shall be entitled pari passu to be paid such amount as the special rights and restrictions attaching to such shares shall provide, or in the absence of any express provision with respect thereto, the amount of capital paid up in respect thereof per share for each Class B preferred share held by them, out of the assets of the Corporation in preference to and with priority over any payment or distribution of any capital asset or monies among the holders of any common shares of the Corporation and the holders of any Class A preferred shares of the Corporation. The foregoing provisions of these Articles shall apply to all Class B preferred shares except as expressly provided in the special rights and restrictions which the directors may create, define or attach to any Series of Class B preferred shares.